UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 5, 2026

Date of Report (Date of earliest event reported)

Commission File Number	Exact name of registrant as specified in its charter
State or other jurisdiction of incorporation or organization
Address of principal executive offices
	Registrant's telephone number, including area code	IRS Employer Identification No.
000-00508	SIERRA PACIFIC POWER COMPANY	88-0044418
(A Nevada Corporation)
6100 Neil Road Reno, Nevada 89511 775-834-4011

N/A
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Registrant	Securities registered pursuant to Section 12(b) of the Act:
SIERRA PACIFIC POWER COMPANY	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On March 9, 2026, Sierra Pacific Power Company (the “Company”) completed the sale of $600 million in aggregate principal amount of its 6.375% Fixed-to-Fixed Reset Rate Junior Subordinated Notes, SPPC JSN Series 2026A, due 2056 (the “Notes”) pursuant to an Underwriting Agreement, dated March 5, 2026, between the Company and the underwriters named therein (the “Underwriters”). The Underwriting Agreement contains certain customary representations, warranties and covenants concerning the Company and the registration statement relating to the offering of the Notes. In addition, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

The Notes were issued pursuant to an indenture, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated September 8, 2025 (the “Base Indenture”), as supplemented by a second supplemental indenture, dated March 9, 2026 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Company intends to use $400 million of the net proceeds from the sale of the Notes to repay the Company’s general and refunding mortgage securities Series U with a coupon rate of 2.60% maturing on May 1, 2026, and the balance to fund capital expenditures and for general corporate purposes.

The Notes will bear interest (i) from and including March 9, 2026 (the “Original Issue Date”) to, but excluding, September 15, 2031 (the “First Reset Date”) at the rate of 6.375% per annum and (ii) from and including the First Reset Date, during each Reset Period (as defined in the Indenture) at a rate per annum equal to the Five-year U.S. Treasury Rate (as defined in the Indenture) as of the most recent Reset Interest Determination Date (as defined in the Indenture) plus a spread of 2.638%, to be reset on each Reset Date (as defined in the Indenture); provided that the interest rate during any Reset Period will not reset below 6.375% per annum (which is the same interest rate as in effect on the original issue date), and will mature on September 15, 2056. Interest on the Notes will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2026.

The Company may redeem some or all of the Notes, at its option, in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date, at a redemption price in cash equal to 100% of the principal amount of the Notes being redeemed, plus, subject to the terms of the Indenture, accrued and unpaid interest on the Notes to be redeemed to, but excluding, the redemption date. The Company also may at its option redeem the Notes, in whole but not in part, (a) for a period of 120 days following the occurrence of a Tax Event (as defined in the Indenture) at a redemption price in cash equal to 100% of the principal amount of the Notes, plus, subject to the terms of the Indenture, accrued and unpaid interest on the Notes to, but excluding, the redemption date, and (b) for a period of 120 days following the occurrence of a Rating Agency Event (as defined in the Indenture) at a redemption price in cash equal to 102% of the principal amount of the Notes, plus, subject to the terms described in the Indenture, accrued and unpaid interest on the Notes to, but excluding, the redemption date.

The Notes will be unsecured obligations and will rank junior and subordinate in right of payment to the prior payment in full of the Company’s existing and future Senior Debt (as defined in the Indenture). The Notes will rank equally in right of payment with any future unsecured indebtedness that the Company may incur from time to time if the terms of such indebtedness provide that it ranks equally with the Notes in right of payment.

The foregoing descriptions of the Underwriting Agreement, the Base Indenture and the Second Supplemental Indenture do not purport to be complete and are qualified in their entirety by reference to the full text of the Underwriting Agreement, the Base Indenture and the Second Supplemental Indenture, copies of which are filed as Exhibits 1.1, 4.1 and 4.2, respectively, hereto and are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated March 5, 2026, between Sierra Pacific Power Company and the underwriters named therein.

4.1	Indenture, dated as of September 8, 2025, by and between Sierra Pacific Power Company and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.5 to the Sierra Pacific Power Company Quarterly Report on Form 10-Q for the quarter ended September 30, 2025).

4.2	Second Supplemental Indenture, dated as of March 9, 2026, by and between Sierra Pacific Power Company and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to the 6.375% Fixed-to-Fixed Reset Rate Junior Subordinated Notes, SPPC JSN Series 2026A, due 2056.

5.1	Opinion of ArentFox Schiff LLP.

5.2	Opinion of Hutchison & Steffen, PLLC.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIERRA PACIFIC POWER COMPANY
Date: March 11, 2026
/s/ Michael J. Behrens
Michael J. Behrens
Vice President and Chief Financial Officer

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